Exhibit 99.B(d)(4)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Copeland Capital Management, LLC

Dated September 11, 2019, as amended March 24, 2022 and October 1, 2023

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

Catholic Values Equity Fund

•	Large Cap Dividend Growth Mandate	[REDACTED]

•	SMID Mandate	[REDACTED]

As of the effective date of this Schedule B the SMID Cap Dividend Growth Funds are as follows:

•	SEI Institutional Investments Trust Small/Mid Cap Equity Fund;
•	SEI Institutional Investments Trust Small Cap II Fund;
•	SEI Institutional Managed Trust Small Cap Fund;
•	SEI Catholic Values Trust Catholic Values Equity Fund; and
•	SGMF U.S. Small Companies Fund.

Agreed and Accepted:

SEI Institutional Management Corporation		Copeland Capital Management, LLC

By:	/s/ James Smigiel	By:	/s/ Sofia A. Rosala

Name:	James Smigiel	Name:	Sofia A. Rosala

Title:	Chief Investment Officer	Title:	General Counsel and CCO

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